Filed pursuant to Rule 433 Registration Statement No. 333-158199-10 FINANCIAL PRODUCTS FACT SHEET (T25)

Offering Period: January 31, 2011 – February 22, 2011
18 Month Callable Cert PLUS Linked to S&P 500 Index and the Russell 2000 Index

Return Profile
  18-month securities linked to the performance of the S&P 500 Index and Russell 2000 Index
  Leveraged return, an Upside Participation Rate expected to be 150% (to be determined on the Trade Date) in any appreciation of the Lowest Performing Underlying, uncapped, subject to Early Redemption
  If a Knock-In Event does not occur, the investor is entitled to receive at least their principal amount at maturity, subject to the credit of the Issuer
  If a Knock-In Event occurs, the investor is entitled to receive a payment at maturity that will be less than their principal amount
  Early Redemption at the option of the Issuer approximately one year before Maturity; upon Early Redemption, the investor is entitled to receive 100% of their principal amount plus the Call Return, subject to the credit of the Issuer

Terms & Knock-In Event

Issuer:	Credit Suisse, Nassau Branch
Trade Date:	Expected to be February 23, 2011
Settlement Date:	Expected to be February 28, 2011
Underlying:	The S&P 500 Index and the Russell 2000 Index
Upside Participation Rate:	Expected to be 150% (to be determined on Trade Date)
Call Return:	Expected to be 10% (to be determined on Trade Date)
Early Redemption:	Issuer may redeem the securities early on February 29, 2012; upon early redemption, investors will be entitled to a payment for each $1,000 principal amount of securities an amount in cash equal to $1,000 multiplied by the sum of 1 plus the Call Return
Redemption Amount:	Subject to Early Redemption, investors will be entitled to receive an amount in cash equal to the principal amount of the securities held multiplied by the sum of 1 plus the Underlying Return of the Lowest Performing Underlying
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return
Underlying Return:	For each Underlying, If (a) the Final Level is greater than its Initial Level, then: Upside Participation Rate x percentage change in Underlying; (b) if the Final Level is equal to its Initial Level, then: zero; (c) if the Final Level is less than its Initial Level and (i) a Knock-In Event occurs, then: percentage change in Underlying; (ii) a Knock-In Event does not occur, then: zero.
Knock-In Level:	For each Underlying, expected to be approximately 80% of its Initial Level (to be determined on the Trade Date)
Knock-In Event:	If the Final Level of either Underlying is less than or equal to its Knock-In Level
Initial Level:	For each Underlying, the closing level of the Underlying on the Trade Date
Final Level:	For each Underlying, the closing level of the Underlying on the Valuation Date
Valuation Date:	August 28 2012
Maturity Date:	August 31, 2012
CUSIP:	22546ES54

Benefits
  Offers uncapped, leveraged participation in the appreciation of the Lowest Performing Underlying, subject to Early Redemption

  Reduced downside risk due to a 20% contingent buffer

Hypothetical Returns at Maturity

Percentage Change in Lowest Performing Underlying	Redemption Amount (Knock In Event Does Not Occur (1)(2)	Redemption Amount (Knock In Event Occurs (1)(2)
50%	$1,750	N/A
40%	$1,600	N/A
30%	$1,450	N/A
20%	$1,300	N/A
10%	$1,150	N/A
0%	$1,000	N/A
-10%	$1,000	N/A
-20%	N/A	$800
-25%	N/A	$750
-30%	N/A	$700
-40%	N/A	$600

(1)	Assumes an Upside Participation Rate of 150%, a Knock-In Level of 80% and that there is no Early Redemption
(2)	The hypothetical Redemption Amounts set forth above are for illustrative purposes only and may not be the actual returns applicable to the investor. The numbers appearing in the table have been rounded for ease of analysis.

Product Risks
  Investment may result in a loss of up to 100% of principal
  The securities do not pay interest
  The securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse
  If the securities are not redeemed early, the Redemption Amount will be based on the percentage change of the Lowest Performing Underlying
  Redemption Amount will be less than the principal amount if a Knock-In Event occurs, in such case, the return will be based on the percentage change in the Lowest Performing Underlying
  The return on the securities is affected by the Knock-In Level and the occurrence of a Knock-In Event
  The securities are subject to Early Redemption, which will limit an investor’s ability to participate in any appreciation of the Underlying after Early Redemption

      (See “Additional Risk Considerations” below)

Product Summary
Horizon (years)	18-month
Principal Repayment	Principal at Risk
Investment Objective	Appreciation
Market Outlook	Bullish

FINANCIAL PRODUCTS FACT SHEET

Offering Period: January 31, 2011 – February 22, 2011
18 Month Callable Cert PLUS Linked to S&P 500 Index and the Russell 2000 Index

Additional Risk Considerations

  Prior to maturity, costs such as concessions and hedging may affect the value of the securities.

  Liquidity – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades to the Issuer’s credit ratings, may be a contributing factor.

  Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the securities including acting as calculation agent and hedging our obligations under the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary account without prior written approval of the customer.

  As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the Underlying.

  The risks set forth in the section entitled “Product Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Product Risks” and “Additional Risk Considerations” sections herein, the “Selected Risk Considerations” section in the pricing supplement and the “Risk Factors” section in the product supplement, which set forth risks related to an investment in the securities.

Disclaimer

IRS Circular 230 Disclosure: Credit Suisse and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with Credit Suisse of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early sales could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of Credit Suisse Research Departments. Financial Products may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. Credit Suisse and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations, issuers of the stocks comprising the applicable index, indices or fund mentioned herein. Credit Suisse is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a Credit Suisse entity qualified in their home jurisdiction unless governing law permits otherwise.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated January 31, 2011, Underlying Supplement dated June 24, 2010, Product Supplement No. T-I dated March 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the pricing supplement related to the offering summarized herein on the SEC website at:

http://www.sec.gov/Archives/edgar/data/1053092/000095010311000363/dp20916_424b2-t25.htm

You may access the underlying supplement, product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.